EXHIBIT 99.1

Media Contact:
Laura Mulhern
laura.mulhern@hillandknowlton.com

FOR IMMEDIATE RELEASE

VIRTUAL RADIOLOGIC AND NIGHTHAWK RADIOLOGY COMPLETE MERGER

EDEN PRAIRIE, Minn., and SCOTTSDALE, Ariz., December 22, 2010―Virtual Radiologic (vRad) and NightHawk Radiology (NASDAQ: NHWK) today announced the completion of their previously announced merger, with NightHawk continuing as a wholly owned subsidiary of vRad. Under the terms of the merger agreement, vRad, a technology-enabled national radiology practice and leader in the development of radiologist workflow technology, acquired all of the outstanding shares of NightHawk for $6.50 per share in cash. Following the transaction, the companies will provide enhanced services to radiology groups and hospitals nationwide, accelerating vRad’s stated commitment to optimize radiology’s critical role in the delivery of patient care.

vRad and NightHawk merged in recognition of the widespread market need to deliver the highest quality patient care in the most efficient manner possible. The combined organization will offer radiology practices and hospitals access to 325 affiliated radiologists, over 75% of which are fellowship-trained subspecialists. These radiologists will serve nearly 2,700 healthcare facilities across all 50 states, and will read in excess of 7 million studies annually.

“The scope of our services has grown beyond just offering off-hours preliminary reads. Today’s healthcare environment demands increasing access to subspecialists, along with technology-enabled, efficient workflow,” said Eduard Michel, MD, Neuroradiologist, Chief Medical Officer and vRad co-founder. “It’s exciting to offer the depth of subspecialty expertise of our combined practices.”

“Our clients’ need for expanded access, improved quality and reduced cost is clear. This combination brings together both companies’ talented team members and affiliated radiologists. It will enhance the quality of patient care across the United States, and improve the efficiency of delivering it,” said vRad President and Chief Executive Officer Rob Kill. “Additionally, both companies have publicly committed to partnering with our local radiologist clients, not competing with them. That commitment remains a fundamental component of our business strategy,” said Kill.

With the closing of the transaction, NightHawk’s common stock will cease to trade on NASDAQ at market close today and will be delisted. Letters of transmittal allowing former NightHawk stockholders to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed promptly.

For more information about vRad’s products and services, please visit www.vrad.com, email info@vRad.com or call (800) 737-0610.

In conjunction with the merger, a senior secured credit facility was provided by GE Capital, Healthcare Financial Services, as administrative agent (GE Capital Markets, Inc., as Joint Lead Arranger), and SunTrust Bank as syndication agent (SunTrust Robinson Humphrey as Joint Lead Arranger). Morgan Stanley & Co., Incorporated, served as NightHawk’s financial advisor. Wilson Sonsini Goodrich & Rosati, Professional Corporation, served as legal counsel to NightHawk. Weil, Gotshal & Manges LLP served as legal counsel to vRad. KPMG LLP provided transaction and tax advisory services to vRad.

About Virtual Radiologic
Virtual Radiologic Corporation (vRad) is a technology-enabled national radiology practice working in partnership with local radiologists and hospitals to optimize radiology’s pivotal role in patient care. vRad’s more than 325 radiologists serve 2700+ facilities, reading 7 million studies annually. Delivering access to extensive subspecialty coverage, vRad contributes to improved quality of patient care. And with its next-generation technology, vRad enhances productivity, helping to lower the overall cost of care while expediting time to diagnosis and treatment. For more information, visit www.vrad.com.

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